Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

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SPIRIT FINANCE CORPORATION ANNOUNCES

THIRD QUARTER 2006 RESULTS

— FFO Per Share for the Third Quarter Increases 50% Over Prior Year —

— Gross Investment Portfolio Tops $2.5 Billion —

SCOTTSDALE, Ariz. — (BUSINESS WIRE) — November 2, 2006 — Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced results for the third quarter and nine months ended September 30, 2006.

Third Quarter Financial Highlights

Third quarter 2006 funds from operations (FFO) reached a record $26.4 million, or $0.27 per diluted share - a 50% per share increase year over year.  Net income increased to $17.0 million, or $0.17 per diluted share, up 70% on a per share basis from $6.7 million or $0.10 per share in the comparable quarter of 2005.  Revenue from continuing operations increased 141% to $55.8 million as compared to $23.1 million in the third quarter of 2005.  The solid growth in operating results is primarily attributable to the significant volume of real estate acquisitions the Company achieved over the past twelve months.  A reconciliation of net income, calculated in accordance with U.S. generally accepted accounting principles, to FFO is included in the accompanying tables.

Mr. Christopher H. Volk, President and Chief Executive Officer, stated, “This year continues to be a momentous one for Spirit.  We have continued to achieve significant quarterly FFO and FFO per share growth, which excludes an additional 8% per share growth resulting from opportunistic gains on asset sales.  Our portfolio has grown over 100% in the past 12 months by selectively acquiring over $1.3 billion of real estate investments from approximately $8.0 billion of potential transactions we reviewed.  We have maintained our investment return goals and our investment discipline and are poised for more growth in the fourth quarter.”

Nine Month Highlights

Net income for the nine months ended September 30, 2006 increased to $36.4 million, or $0.42 per diluted share, as compared to net income of $20.9 million, or $0.31 per share, for the same period in 2005.  Revenue from continuing operations grew appreciably to $131.7 million versus $54.6 million in 2005.  Spirit Finance generated FFO of $62.6 million, or $0.73 per diluted share - a 46% per share increase as compared to $0.50 per share in 2005.

Portfolio Highlights

Spirit Finance’s real estate investment portfolio totaled $2.5 billion at September 30, 2006, a 103% increase over September 30, 2005.  The portfolio consisted of 914 owned or financed properties, including $64.6 million of mortgage loans secured by real estate and other loans primarily secured by equipment used in the operation of properties owned by the Company.  At September 30, 2006, 90% of the Company’s investment portfolio was match-funded with long-term debt.  Spirit Finance completed $74.3 million of gross investments in real estate properties and loans related to 34 property locations throughout the U.S. in the third quarter of 2006.  This brings the year-to-date investment activity to more than $1.1 billion.

The Company’s real estate portfolio is diversified geographically throughout 43 states and among the many industries in which the Company’s customers operate.  Only two states, Wisconsin (13%) and Texas (11%), accounted for 10% or more of the total dollar value of the real estate investment portfolio at September 30, 2006.  The three largest industries in which Spirit’s customers operate as a percentage of the total investment portfolio were general and discount retailers (33%), restaurants (21%) and specialty retailers (10%).  The Company’s real estate investments also include movie theaters, educational facilities, automotive dealers, parts and service facilities, recreational facilities, industrial properties and supermarkets.  The largest individual tenant was ShopKo Stores Operating Co., LLC, at 29%, with no other individual tenant representing greater than 4% of the total investment portfolio.

Guidance

Assuming additional real estate transactions are completed during 2006, the timing of which will determine how much of the acquisitions will contribute to 2006 FFO, management now expects FFO per diluted share for 2006 to range from $0.99 to $1.02.

Dividend

A third quarter 2006 dividend of $0.21 per common share was paid on October 25, 2006 to stockholders of record as of October 15, 2006.

Conference Call

Spirit Finance will hold a conference call and webcast to discuss the Company’s third quarter results at 5:00 p.m. (Eastern Time) today.  Hosting the call will be Morton Fleischer, Chairman, Christopher Volk, President and Chief Executive Officer, and Catherine Long, Chief Financial Officer.

The call will be webcast live over the Internet at www.spiritfinance.com under the section entitled “Investors.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.  The call can also be accessed live over the phone by dialing (888) 802-2266 or (913) 312-1270 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers; the password is 4949736. The replay will be available from November 2, 2006 through November 9, 2006 and will be archived for a limited time on Spirit Finance Corporation’s website.

About Spirit Finance Corporation

Spirit Finance Corporation provides customized, flexible sale/leaseback financing solutions for single tenant, operationally essential real estate assets that are vital to the operations of retail, service and distribution companies.  The Company’s core markets include free-standing automotive dealers, parts and service facilities, drugstores, educational facilities, movie theaters, restaurants, supermarkets, and other retail, distribution and service businesses.  Additional information about Spirit Finance Corporation is available on the Company’s website.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters.  These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Finance Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by the Company with the Securities and Exchange Commission from time to time.  All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Spirit Finance Corporation

Consolidated Statements of Operations

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Rentals	$53,272	$20,938	$124,048	$49,927
Interest income on loans receivable	1,488	1,028	4,642	2,916
Other interest income	1,045	1,163	2,970	1,792
Total revenues	55,805	23,129	131,660	54,635

Expenses:
General and administrative	4,209	3,174	12,523	8,998
Depreciation and amortization	12,702	5,583	30,559	12,649
Interest	25,770	8,401	59,036	14,265
Total expenses	42,681	17,158	102,118	35,912

Income from continuing operations	13,124	5,971	29,542	18,723

Discontinued operations (a):
Income from discontinued operations	353	239	2,025	1,557
Net gains on sales of real estate	3,572	442	4,839	669
Total discontinued operations	3,925	681	6,864	2,226

Net income	$17,049	$6,652	$36,406	$20,949

Net income per common share:
Basic:
Continuing operations	$0.13	$0.09	$0.34	$0.28
Discontinued operations	0.04	0.01	0.08	0.03
Net income	$0.17	$0.10	$0.42	$0.31

Diluted:
Continuing operations	$0.13	$0.09	$0.34	$0.28
Discontinued operations	0.04	0.01	0.08	0.03
Net income	$0.17	$0.10	$0.42	$0.31

Weighted average outstanding common shares (b):
Basic	98,442,914	67,310,586	85,680,951	67,216,680
Diluted	98,668,627	67,543,650	85,945,685	67,429,591

Dividends declared per common share	$0.21	$0.19	$0.63	$0.57

(a)             Periodically, Spirit Finance may sell real estate properties. The Company considers these occasional sales of real estate properties to be an integral part of its overall business strategy in acquiring a diversified real estate investment portfolio.  Proceeds from the sales of real estate investments are reinvested in real estate properties such that cash flows from ongoing operations are not negatively affected by sales of individual properties. Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that gains and losses from any such dispositions of properties and all operations from these properties be reported as “discontinued operations.”  As a result, each time a property is sold, the operations of such property previously reported as part of “income from continuing operations” are reclassified into discontinued operations.  This presentation has no impact on net income.

(b)            The increase in the number of weighted average shares outstanding from 2005 to 2006 is primarily the result of public stock offerings completed during 2006 totaling approximately 31 million common shares.

Spirit Finance Corporation

Consolidated Balance Sheets

(dollars in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Investments:
Real estate investments, net	$2,392,683	$1,382,853

Loans receivable	64,638	59,008
Net investments	2,457,321	1,441,861

Cash and cash equivalents	61,779	30,536

Lease intangibles, net (a)	21,500	21,395

Other assets	26,306	19,633

Total assets	$2,566,906	$1,513,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Debt obligations:
Secured credit facilities	$3,062	$229,855
Mortgages and notes payable	1,611,000	664,929
Total debt obligations	1,614,062	894,784

Dividends payable	20,809	14,209

Other liabilities	29,581	11,639

Total liabilities	1,664,452	920,632

Stockholders’ equity	902,454	592,793

Total liabilities and stockholders’ equity	$2,566,906	$1,513,425

(a) Lease intangibles represent the value of in-place leases and arise from the allocation of the purchase price of the real estate properties acquired to their tangible and intangible asset values.

Spirit Finance Corporation

Reconciliation of Non-GAAP Financial Measures

Unaudited

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net income	$17,049	$6,652	$36,406	$20,949
Add: Portfolio depreciation and amortization expense (a)	12,701	5,661	30,732	13,195
Less: Net gains on sales of real estate held for investment (b)	(3,372)	(442)	(4,503)	(669)

Funds from operations (FFO)	26,378	11,871	62,635	33,475
Less: Straight-line rental revenue, net of allowance	(407)	(299)	(1,166)	(809)

Adjusted funds from operations (AFFO)	$25,971	$11,572	$61,469	$32,666

Net income per diluted share	$0.17	$0.10	$0.42	$0.31

FFO per diluted share (b)	$0.27	$0.18	$0.73	$0.50

AFFO per diluted share (b)	$0.26	$0.17	$0.72	$0.48

Weighted average outstanding common shares (diluted)	98,668,627	67,543,650	85,945,685	67,429,591

(a) Includes depreciation and amortization expense related to discontinued operations.

(b) Reconciliation of net gains on sales of real estate by type:

Total net gains on sales of real estate	$3,572	$442	$4,839	$669
Less: Net gains on real estate purchased for development and sale (included in FFO and AFFO above)	(200)	—	(336)	—

Net gains on sales of real estate held for investment	$3,372	$442	$4,503	$669
Net gains on sales of real estate held for investment per diluted share (not included in FFO and AFFO above)	$0.03	$0.01	$0.05	$0.01

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of the Company’s historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures used in this press release include funds from operations (FFO) and adjusted funds from operations (AFFO).

Spirit Finance calculates FFO consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), adopted to promote an industry-wide standard measure of REIT operating performance. Spirit Finance uses FFO as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  FFO also excludes gains (or includes losses) on dispositions of real estate held for investment.

Spirit Finance further adjusts FFO to remove the effects of straight-line rental revenue.  The Company believes this calculation, called AFFO, is an appropriate measure that is useful for investors because it more closely reflects the cash rental payments received by the Company and provides investors with an understanding of the Company’s ability to pay dividends.  Spirit Finance uses FFO and AFFO as measures to evaluate performance and to facilitate comparisons between the Company and other REITs, although FFO, AFFO and the related per share amounts may not be calculated in the same manner by other REITs and thus may not be directly comparable to those measures reported by other REITs.

Neither FFO nor AFFO should be considered an alternative to net income determined in accordance with GAAP as a measure of profitability, nor should these measures be considered an equivalent to cash flows provided by operating activities determined in accordance with GAAP as a measure of liquidity.

Spirit Finance expects FFO per diluted share for 2006 to range from $0.99 to $1.02.  FFO for 2006 is based on an estimated net income per diluted share range of $0.55 to $0.58, adjusted (in accordance with NAREIT’s definition of FFO) for estimated real estate depreciation of $0.49 per diluted share and less net gains on sales of real estate held for investment of $0.05 per diluted share.